Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (the “Agreement”) is made and entered into as of January 15, 2014, by and between Summer Infant, Inc. and its subsidiaries, including, without limitation, Summer Infant (USA), Inc. (collectively, the “Company”) and Jason Macari (“Macari”).

RECITALS

A.                                    Macari and the Company are parties to an Employment Agreement dated February 1, 2010 (the “Employment Agreement”).

B.                                    The Company has elected not to renew the Employment Agreement and, as a result, Macari will be relieved of all responsibilities as an officer and employee of the Company as of February 1, 2014.

C.                                    The parties wish for Macari to receive certain separation benefits from the Company, conditioned upon Macari’s entry into this Agreement effective February 1, 2014.

D.                                    The parties wish to settle and compromise fully and finally any and all claims Macari has or purports to have against the Company and others, including, but not limited to, those arising out of Macari’s employment, on the terms and conditions set forth in this Agreement.

AGREEMENT

In consideration of the mutual promises in this Agreement, the parties agree as follows:

1.                                      Separation.  The parties agree that Macari’s employment will cease effective as of February 1, 2014 (the “Separation Date”) and he shall be deemed to have resigned as an officer of the Company on such date and as an officer and director of all subsidiaries of the Company on such date.  The parties agree that, as of the Separation Date, the parties’ respective rights and obligations are governed only by this Agreement.  Effective as of the Separation Date, Macari will cease to be an employee of the Company and will no longer be entitled to any payments from the Company or to participate in any benefit plans or arrangements sponsored by the Company or any of its subsidiaries, except as specifically set forth in this Agreement or as required by applicable law.

2.                                      Transition.  From the Separation Date through July 31, 2014 (the “Transition Period”), Macari will make himself reasonably available to consult and travel, internationally and domestically, on an as-needed basis after reasonable advance notice with the Company’s Chief Executive Officer on business-related issues and to perform such other responsibilities as specifically assigned to him from time to time by the Company’s Chief Executive Officer commensurate with his role as a consultant to the Company’s Chief Executive Officer.  During the Transition Period, Macari shall make himself available to render such services on a full-time basis. At the end of the Transition Period, the Company may, in its sole discretion, elect to extend the Transition Period for an additional six-month period (the “Subsequent Transition

Period”), provided that the Company and Macari shall negotiate in good faith an additional amount to compensate Macari for any services to be provided during any Subsequent Transition Period.  Macari agrees to provide services during the Transition Period as part of the consideration described in Section 3 and shall not be entitled to any additional compensation for such services, other than reasonable and necessary expenses incurred by Macari in connection with the services in accordance with the Company’s expense reimbursement policies and procedures in effect from time to time.

3.                                      Consideration.  In consideration for the execution, delivery, and non-revocation of this Agreement by Macari, the Company will provide the consideration set forth in this Section 3.  Macari understands and agrees that he is receiving such consideration in part for the services provided in Section 2, the covenants contained in Section 4 and the release contained in Section 5, and Macari is not otherwise entitled to such consideration.

(a)                                 Following the Separation Date, the Company will pay Macari all earned wages, accrued but unpaid benefits relating to vacations, other perquisites, and reimbursements through the Separation Date.

(b)                                 For a period of eighteen months following the Separation Date, the Company shall pay to Macari an annualized gross amount of $400,000, payable on such dates as his base salary would otherwise have been paid by the Company in accordance with its regular payroll procedures, less applicable deductions and withholdings, provided Macari has not revoked this Agreement as provided in Section 9 and has otherwise complied with the terms of this Agreement.

(c)                                  For a period of eighteen months following the Separation Date, the Company agrees to continue substantially comparable medical and dental insurance in which Macari and his dependents, if any, are enrolled on the Separation Date at the same coverage levels and cost to Macari in effect on the Separation Date, except to the extent such coverage may be changed in its application to all Company employees and then the coverage provided to Macari shall be commensurate with such changed coverage.  Macari will continue to be responsible for the same premiums he currently pays which will be deducted from the payments described in Section 3(b).  If the Company’s insurance company informs the Company that Macari cannot continue under the applicable plans after the Separation Date, the Company will cooperate with Macari to provide coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (COBRA).  Notwithstanding the foregoing, during the eighteen months the Company is obligated to continue the medical and dental benefits under the terms of this Section 3(c), such benefits shall be discontinued immediately if any required premium is not paid in full on time, Macari becomes covered under another group health plan, Macari becomes entitled to Medicare benefits (under Part A, Part B, or both), or the Company ceases to provide any group health plan for its employees.  Continuation may also be terminated if for any reason the plan providing such coverage would terminate coverage of a participant or an eligible dependent.  The parties acknowledge and agree that Macari participated in the Company’s 401(k) plan, and his rights to benefits under that plan following the Separation Date will be governed by the terms of that plan.

(d)                                 Attached as Schedule 1 to this Agreement is a summary of Macari’s outstanding equity awards (the “Equity Awards”).  As approved by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”), the unvested portions of the Equity Awards shall continue to vest until July 31, 2015 according to their terms.  At July 31, 2015, (i) all vested but unexercised stock option awards shall remain vested and exercisable through the date that is the earlier of (A) October 31, 2015 or (B) the expiration date set forth in the applicable award agreement, and (ii) all vested but undelivered restricted stock awards outstanding as of July 31, 2015 shall be delivered promptly to Macari.  In addition, during such additional vesting period, Macari shall be entitled to the benefit of any accelerated vesting that may become available pursuant to the Company’s 2006 Performance Equity Plan, the applicable award agreements or that may otherwise be made available by the Company to all other employees holding equity awards.  The individual grant agreements relating to the Equity Awards are deemed amended to reflect the terms of this Section 3(d) as approved by the Compensation Committee.  Any unvested Equity Awards at July 31, 2015 shall be immediately forfeited and of no further effect as of such date.

(e)                                  The Company shall reimburse Macari for reasonable legal fees and expenses incurred by him in connection with the negotiation and execution of this Agreement, provided that such reimbursement amount shall not exceed $7,000.

(f)                                   The Company shall pay for the costs, not to exceed $12,000, of outplacement services for Macari from one or more firms chosen by the Company, for a period of twelve months following the Separation Date.

(g)                                  For avoidance of doubt, payment of any other perquisites paid to Macari prior to the Separation Date, including his car allowance, will be discontinued as of the Separation Date.  Macari shall be entitled to retain his cellular phone and number and use his Company-provided computer during the Transition Period.

(h)                                 Notwithstanding the foregoing, if Mr. Macari breaches any covenants contained in Section 4 of this Agreement during the term of this Agreement (i) the Company will suspend the vesting of the Equity Awards and the making of any payments required pursuant to this Section 3 and may seek to recover and terminate such payments as set forth in Section 4(f) and (ii) Macari will be deemed to have resigned from his position as a director of the Company, and Macari hereby agrees to such deemed resignation.  If for any reason Section 3(h)(ii) is deemed insufficient to effect such resignation, Macari hereby authorizes the Secretary and any Assistant Secretary of the Company to execute such documents or instruments as the Company may deem reasonably necessary or desirable to effect such resignation, and to act as Macari’s attorney-in fact solely for the purpose of so effecting such resignation.

4.                                      Covenants.

(a)                                 For a period of eighteen months from the Separation Date:

(i)                                     Macari will not, and will not permit any person subject to his direction or control to, directly or indirectly, whether alone or in association with others, as principal, officer, agent, consultant, employee, director or owner of any corporation, partnership, association or other entity, or through the investment of capital, lending of money or property, rendering of services or otherwise, engage in, influence, control, have an interest in or otherwise become actively involved with any business that competes with the business of the Company.  Macari acknowledges that the business of the Company is national and international in scope, as its current and anticipated customers and suppliers are located throughout the United States and abroad, and that it is therefore reasonable that the restrictions set forth in this Section 4(a) not be limited to any specified geographic area.  For purposes of this Agreement, the “business of the Company” is the design, marketing and distribution of juvenile health, safety and wellness products (ages 0-3);

(ii)                                  Macari will not directly or indirectly attempt to encourage, induce or otherwise solicit, directly or indirectly, any employee of the Company, or any of its affiliates or subsidiaries, to breach his or her employment agreement or to leave their employment; and

(iii)                               Macari will not directly or indirectly (i) solicit, attempt to encourage, induce or otherwise solicit any business from, or attempt to sell, license, or provide the same or similar products or services as provided by the Company or any subsidiary of the Company to, any customer or prospective customer of the Company, or cause such persons to divert, terminate, limit, modify or fail to enter into any existing or potential relationship with the Company, or (ii) solicit, attempt to encourage, induce or otherwise solicit any business from, or provide services to any supplier of the Company, or cause such suppliers to divert, terminate, limit, modify or fail to enter into any existing or potential relationship with the Company.

(b)                                 Macari acknowledges that, during the course of his employment, he had access to various trade secrets, whether in existence or proposed, and confidential information of the Company, including but not limited to budgets, strategies, business plans, operating plans, patents, copyrights, product information, software, hardware, financial information and forecasts, manuals, training programs, profit margins, sales plans, marketing and branding plans, customer and supplier information and lists, and the specific terms of the Company’s relationships or agreements with its suppliers or customers.  Further, Macari agrees to disclose and assign to the Company as its exclusive property, all ideas, writings, inventions, discoveries, improvements and technical or business innovations relating to the business of the Company made or conceived by Macari prior to the date of this Agreement and during the Transition Period or any Subsequent Transition Period, which the parties acknowledge shall be considered “work for hire” under applicable intellectual property law, whether or not patentable or copyrightable, either solely or jointly with others, which are along the lines of the business, work or investigations of the Company.  Macari agrees that he shall not disclose such information or use it in any way, at any time in the future, except to the extent such information becomes publicly available through lawful and proper means, or to the extent that Macari is required to disclose such information pursuant to subpoena.  If such information is requested pursuant to a subpoena, Macari shall, if legally permissible, give prompt notice to the Company, so that the Company has a reasonable opportunity to seek, at its expense, judicial relief to preclude disclosure, if necessary.  Without limitation, the prohibition in this section includes Macari’s use of such information to directly or indirectly solicit any manufacturer, manufacturer’s representative, distributor, or customer of the

Company or any of its subsidiaries, and Macari’s use of such information to directly or indirectly interfere with the advantageous business relationship between the Company and any of its customers or suppliers.  For purposes hereof, the foregoing prohibitions shall not apply to any information that (i) at the time of disclosure or thereafter is generally available to or known by the public or the industries in which the Company is engaged (other than as a result of the disclosure by Macari in breach of this Agreement) or (ii) has been independently acquired, received or developed by Macari after the Transition Period without violating any of Macari’s obligations under this Agreement.  Notwithstanding the foregoing, Macari may retain any records relating to his employment with the Company and the negotiation and execution of this Agreement.

(c)                                  Macari agrees that he will not knowingly act in any manner that might damage the business of the Company.  Macari further agrees that he will not knowingly counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any Releasees (as defined below), unless under a subpoena or other court order to do so.  Macari agrees, if legally permissible, to promptly notify the Company upon receipt of any such subpoena or court order, and to furnish, within three business days of its receipt, a copy of such subpoena or court order to the Company.  If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any Releasees, Macari shall state no more than that he cannot provide counsel or assistance.

(d)                                 Macari agrees not to make to any person any statement that disparages the Company or its directors, officers, employees or affiliates or reflects negatively on the Company, including without limitation statements regarding the Company’s financial condition, business practices, employment practices or its predecessors, successors, subsidiaries, officers, directors, employees or affiliates.  The Company agrees not to make to any person any statement that disparages Macari or reflects negatively upon Macari.

(e)                                  The parties acknowledge that covenants and restrictions set forth in this Section 4 are necessary to protect the legitimate business interests of the Company.  The parties agree that, if the scope of enforceability of any or all the restrictive covenants set forth in this Agreement is in any way disputed at any time, a court may modify and enforce the covenants to the extent it believes to be reasonable under the circumstances existing at that time.

(f)                                   Macari acknowledges and agrees that any breach of any provision of this Agreement, including the covenants set forth in this Section 4, shall constitute a material breach of this Agreement and that the Company may seek to recover and cease paying the consideration provided to Macari under this Agreement.  If the Company seeks to recover and/or cease paying consideration under this Agreement as a result of an alleged breach of the Agreement by Macari, the Company will suspend the payment of such consideration until such time as a court of competent jurisdiction issues a final, non-appealable order with respect to any such alleged breach or the parties reach a mutual written agreement with respect to such alleged breach.  Macari agrees that the breach by him of the covenants set forth in this Agreement, including this Section 4, could not reasonably or adequately be compensated in damages in an action at law, and that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security.  However, no remedy conferred by any of the specific provisions of this Agreement (including this paragraph) is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder, or now or hereafter existing in law or in equity, or by statute or otherwise.  The election of any one or more remedies by the Company shall not constitute a waiver of the right to pursue other available remedies.

5.                                      Release.  The Release set forth in this section is effective as of the Effective Date (as defined in Section 9).

(a)                                 Except for the obligations of the Company hereunder and under any of Macari’s equity awards, Macari, for himself and, as applicable, his agents, attorneys, successors, and assigns, hereby knowingly and voluntarily irrevocably and unconditionally releases the Company, its predecessors, parent, subsidiaries, affiliated entities, and the past and present officers, directors, employees, fiduciaries, shareholders, agents, successors, representatives and assigns of each and all of them, and all persons acting by, through, under or in concert with them (each a “Releasee” and collectively referred to as “Releasees”), from any and all claims, charges, complaints, liabilities, and obligations of any nature whatsoever, which Macari may have against the Company or any of the Releasees, whether now known or unknown, and whether asserted or unasserted, arising from any event or omission occurring on or prior to the Effective Date of this Agreement.

(b)                                 Without limiting the foregoing, this release includes any and all claims arising out of or which could arise out of the employment relationship between Macari and the Company and the cessation of Macari’s employment, including but not limited to: (i) any and all claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, Section 1981 of the Civil Rights Act of 1866, the Age Discrimination in Employment Act, the Equal Pay Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act (ERISA), COBRA, the Rhode Island Parental and Family Medical Leave Act, the Rhode Island Fair Employment Practices Act, the Rhode Island Civil Rights Act of 1990, the National Labor Relations Act, as amended, state and local civil rights laws, Rhode Island wage payment laws, and any and all similar laws in other states; (ii) any and all Executive Orders (governing fair employment practices) which may be applicable to the Company; and (iii) any other provision or theory of law or equity, including without limitation claims for wrongful discharge, breach of express or implied contract, breach of a covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, interference with prospective economic advantage or advantageous relations, intentional or negligent infliction of emotional distress, misrepresentation, deceit, fraud, negligence, or any other statutory or common law claim under any state or federal law.  Macari understands and acknowledges that Title VII of the Civil Rights Act of 1964, ERISA, and state and local civil right laws, provide Macari the right to bring actions against the Company if, among other things, Macari believes he has been discriminated against on the basis of race, ancestry, color, religion, sex, national origin, medical condition, sexual orientation, disability, or benefit eligibility.  With full understanding of the right afforded under these Acts, Macari agrees that he will not file any action against the Company or any Releasee based upon any alleged violation of these Acts or under any other theory of law or statute, including but not limited to, back pay, front pay, attorney’s fees, damages, interest, waiting time, penalties, reinstatement, or injunctive relief that could be assessed by any federal, state or local court, any administrative agency, or any other forum with competent jurisdiction.  This release may be pled as a complete bar and defense to any claim brought with respect to the matters released in this Agreement.

(c)                                  Macari acknowledges and agrees that the consideration he is receiving under this Agreement is sufficient consideration to support the release of all entities and persons identified in this Section 5, and that said consideration is in addition to anything of value to which Macari is entitled.

(d)                                 Macari agrees and represents that he has not filed, or caused to be filed, any claim or charge with any adjudicative body, regulatory body, or agency arising out of his employment or the cessation of his employment.  With respect to the claims Macari is releasing and waiving herein, Macari acknowledges and agrees that he is waiving his right to receive money or any other relief in any actions instituted on his behalf by any other person, entity, or government agency.

(e)                                  Macari specifically understands and acknowledges that the Age Discrimination in Employment Act of 1967, as amended, provides him the right to bring a claim against the Company if he believes that he has been discriminated against on the basis of age. Macari understands the rights afforded under this Act and agrees that he will not file any such claim or action against the Company or any Releasee, including, but not limited to, back pay, front pay, attorney’s fees, damages, reinstatement, or injunctive relief.

(f)                                   To the fullest extent permitted by law, at no time subsequent to the execution of this Agreement will Macari pursue, or cause or knowingly permit the prosecution, in any state, federal or foreign court, or before any local, state, federal or administrative agency, or any other tribunal, any charge, claim or action of any kind, nature and character whatsoever, known or unknown, which Macari may now have, has ever had, or in the future may have against any Releasee, which is based in whole or in part on any matter covered by this Agreement.

6.                                      Board Membership.  Macari agrees that he will resign as a director of the Company on the earlier of (i) a deemed resignation pursuant to Section 3(h)(ii), (ii) Macari’s voluntarily resignation and (iii) the date eighteen months from the Separation Date.

7.                                      Communications; Company Property.  From and after the Separation Date, Macari shall not represent himself as an employee or officer of the Company or any of its subsidiaries.  Effective as of the Separation Date, Macari shall have no authority to act on behalf of the Company and shall not hold himself out as having such authority, enter into any agreement or incur any obligations on behalf of the Company or otherwise act in an executive capacity.  Macari acknowledges and agrees that all notes, computers, records, materials, documents and other property delivered to or compiled by Macari by or on behalf of the Company or its representatives, vendors, or customers that pertain to the business of the Company, regardless of the type of medium in which they are preserved, are the sole and exclusive property of the Company, and upon request Macari shall deliver to the Company such Company property at the end of the Transition Period, or upon the earlier request of the Company.

8.                                      Sufficient Time to Review.  Macari acknowledges that he has been afforded a reasonable opportunity to consider this Agreement and is encouraged to consult with an attorney of his own choosing in deciding whether to execute this Agreement.  Macari acknowledges that he has been given a period of at least 21 days within which to consider this Agreement, and that he has read and fully understands the Agreement and enters into it freely, voluntarily, and without coercion, and in the event that he executes this Agreement in less than 21 days, his election to do so has been knowing and voluntary.

9.                                      Revocation Period.  Macari understands that he has a period of seven days from the date he signs this Agreement to revoke this Agreement, and that, should he decide to revoke it within said seven-day period, he shall not be entitled to the consideration recited herein.  Macari further understands that this Agreement shall not become effective or enforceable until the expiration of the seven-day period, and, therefore, that he shall not receive the consideration set forth herein until the revocation period has expired without Macari exercising his right of revocation.  Macari agrees that he must provide written notice of revocation of this Agreement to Mark Strozik, Vice President, Human Resources, Summer Infant, Inc., 1275 Park East Drive, Woonsocket, RI 02895, should he wish to exercise his rights to revoke this Agreement within the revocation period.  If this Agreement is not timely revoked, this Agreement will become effective as of the expiration of the revocation period (“Effective Date”).

10.                               Section 409A.  It is the intention of the parties that compensation or benefits payable under this Agreement not be subject to the additional tax imposed pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and this Agreement shall be interpreted accordingly.  To the extent such potential payments or benefits could become subject to additional tax under such Section, the parties shall cooperate to amend this Agreement with the goal of giving Macari the economic benefits described herein in a manner that does not result in such tax being imposed.  Each payment or benefit made pursuant to this Agreement shall be deemed to be a separate payment for purposes of Code Section 409A and each payment made in installments shall be treated as a series of separate payments for purposes of Code Section 409A, to the extent permitted under applicable law.  To the extent that payments or benefits pursuant to this Agreement are conditioned upon the execution and delivery by Macari of the Release, Macari shall forfeit all rights to such payments and benefits unless such Release is signed and delivered (and no longer subject to revocation, if applicable) within sixty days following the Separation Date.  All taxable reimbursements provided hereunder that are deferred compensation subject to the requirements of Code Section 409A shall be made not later than the calendar year following the calendar year in which the expense was incurred.   Any such taxable

reimbursements or any taxable in-kind benefits provided in one calendar year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year.

11.                               Acknowledgement.  Macari acknowledges, represents and warrants that he enters into this Agreement knowingly, voluntarily, free of duress or coercion, and with a full understanding of all terms and conditions contained herein.

12.                               Headings.  The headings are for convenience of the parties, and are not to be construed as terms and conditions of this Agreement.

13.                               Severability.  Should any provision in this Agreement be declared or determined to be illegal or invalid (with the exception of Section 5, in whole or in part, subsections included), the validity of the remaining parts, terms, or provisions shall not be affected and the illegal or invalid part, term, or provisions shall be deemed not to be part of this Agreement.

14.                               Integration.  This Agreement constitutes the entire agreement between the parties, and supersede all oral negotiations and any prior and other writings with respect to the subject matter of this Agreement, and is intended by the parties as the final, complete and exclusive statement of the terms agreed to by them.

15.                               Choice of Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Rhode Island.

16.                               Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT HE OR IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY RELATING TO THIS AGREEMENT, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY.  EACH PARTY HERETO (A) CERTIFIES THAT NO AGENT, ATTORNEY, REPRESENTATIVE OR ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF LITIGATION, AND (B) ACKNOWLEDGES THAT HE OR IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

17.                               Amendment.  This Agreement shall be binding upon the parties and may not be amended, supplemented, changed, or modified in any manner, orally or otherwise, except by an instrument in writing of concurrent or subsequent date signed by the parties.

18.                               Successors and Assigns.  This Agreement is and shall be binding upon and inure to the benefit of the heirs, executors, successors and assigns of each of the parties.

19.                               Non-Admission.  This Agreement shall not in any way be construed as an admission by the Company that it has acted wrongfully with respect to Macari, and the Company specifically denies the commission of any wrongful acts against Macari.  This Agreement shall not in any way be construed as an admission by Macari that he has acted wrongfully with respect to the Company or failed to perform any of his obligations to the Company, and Macari specifically denies the commission of any wrongful acts against the Company.

20.                               Reservation of Rights to Indemnification and Director and Officer Liability Insurance for Actions Taken or Omitted While an Executive Officer.  Macari’s right to indemnification to the fullest extent permitted by Delaware General Corporation Law and the Company’s Certificate of Incorporation and By-Laws for expenses (including attorney’s fees and disbursements), judgments, fines and amounts paid in settlement actually and reasonably incurred by Macari in connection with any proceeding arising by reason of acts taken or omissions to act occurring while Macari was an executive officer of the Company or an executive officer or director of any of the Company’s subsidiaries, shall continue unabridged after the Separation Date.

21.                               Notice.  Each notice or other communication required or permitted under this Agreement shall be in writing and transmitted, delivered, or sent by personal delivery, prepaid courier or messenger service (whether overnight or same-day), or prepaid certified United States mail (with return receipt requested), addressed (in any case) to the other Party at the address set forth as follows:

If to Macari:

Jason Macari
3100 Diamond Hill Road
Cumberland, RI  02864

With a copy to:

Hinckley, Allen & Snyder LLP
Attention:  Aaron A. Gilman, Esq.
28 State Street
Boston, MA, 02109

If to the Company:

Summer Infant, Inc.
Attention:  Senior Vice President — Human Resources
1275 Park East Drive
Woonsocket, Rhode Island 02895

With a copy to:

Greenberg Traurig, LLP
Attention:  Elizabeth Fraser, Esq.
One International Place
Boston, MA  02110

Each notice or communication so transmitted, delivered, or sent in person, by courier or messenger service, or by certified United States mail shall be deemed given, received, and effective on the date delivered to or refused by the intended recipient (with the return receipt, or the equivalent record of the courier or messenger, being deemed conclusive evidence of delivery or refusal).  Nevertheless, if the date of delivery is after 5:00 p.m. on a business day, the notice or other communication shall be deemed given, received, and effective on the next business day.

22.                               Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties execute this Agreement as of the date first written above.

Summer Infant, Inc.

/s/ Jason Macari	By:	/s/ Paul Francese
Jason Macari	Name:	Paul Francese
	Title:	Chief Financial Officer

Signature page – Separation Agreement and Release

Schedule 1

EQUITY AWARDS

1.              Option to purchase 310,000 shares at an exercise price of $2.14 per share, granted January 5, 2009; fully vested.

2.              Restricted stock award of 30,813 shares, granted June 15, 2011; 50% vested, remaining 50% vests 25% in June 2014 and 25% in June 2015.

3.              Restricted stock award of 24,914 shares, granted April 16, 2012; 25% vested; remaining 75% vests 25% in April 2014, 25% in April 2015 and 25% in April 2016.

4.              Option to purchase 45,886 shares at an exercise price of $5.55 per share, granted April 16, 2012; 25% vested; remaining 75% vests 25% in April 2014, 25% in April 2015 and 25% in April 2016.

5.              Restricted stock award of 31,000 shares, granted June 12, 2013; none vested; vests 25% in June 2014, 25% in June 2015, 25% in June 2016 and 25% in June 2017.

6.              Option to purchase 58,000 shares at an exercise price of $3.38 per share, granted June 12, 2013; none vested; vests 25% in June 2014, 25% in June 2015, 25% in June 2016 and 25% in June 2017.